Exhibit 10.1

August 30, 2023

Ms. Jill Anderson

jillandersonesq@proton.me

Re:	Offer Letter – Safe & Green Holdings Corp.

Dear Ms. Anderson:

Safe & Green Holdings Corp., a Delaware corporation (the “Company” or “SGBX”), is pleased to offer you a position as a member of its Board of Directors (the “Board”) effective August 30, 2023. While a member of the Board of Directors, you shall serve initially as member of the Audit Committee. We believe your background and experience will be an important asset to the Company, and we look forward to your membership on the team. Should you choose to accept this position as a member of the Board, please sign and return this letter agreement (the “Agreement”) to me.

1. Term. This Agreement is contingent upon Board approval. It will become effective upon your acceptance and signature below and Board approval. Your term as director shall continue subject to the provisions of this letter and by bylaws of the Company. The position may be up for re-election in accordance with the bylaws of the Company and upon re-election, the terms and provisions of this Agreement shall remain in full force and effect.

2. Services. You shall render services as a member of the Board and upon the Board’s committees to which you are elected (hereinafter your “Duties”). During the term of this Agreement, you shall attend and participate in such number of meetings of the Board and of the committee(s) of which you are a member as regularly or specially called. You may attend and participate at each such meeting via teleconference, video conference or in person. You shall consult with the other members of the Board and committee(s) as necessary via telephone, electronic mail, or other forms of correspondence.

3. Compensation. As compensation for your services to the Company, you will receive $80,000 in cash per year for serving on the Board and for committee service, which shall be paid to you quarterly. You shall also receive per year a grant of RSU’s under the Corporation’s Stock Incentive Plan, as amended and subject to approval of the plan increase and acceptance at the Special Shareholders’ Meeting on September 28, 2023, having a value of $80,000 on the date of grant, vesting quarterly over two years, subject to your continued service as a director through such date. Reasonable travel and other business expenses incurred by you in the performance of your duties to the Company will be reimbursed by the Company in accordance with Company policies as in effect from time to time.

4. Fiduciary. You will represent the stockholders and the interests of the Company as a fiduciary. The Board is collectively responsible for overseeing and approving the strategic direction of the Company, and directing and supervising the Company’s executive management. All Board members must make decisions objectively in the best interests of the Company, and in compliance with their statutory and fiduciary duties. This includes, but is not limited to, acting honestly, in good faith, and in the best interests of the Company; exercising the due care, diligence and skill of a reasonably prudent person; avoiding conflicts of interest; disclosing any interest (direct or indirect) in a proposed contract or transaction with the Company; not misuse your position or information belonging to the Company; and complying with all statutory and regulatory requirements, including the policies of the Securities and Exchange Commission, the policies of the Nasdaq, and the Company’s policies set forth in its Articles of Incorporation and Bylaws.

5. Termination and Resignation. Your membership on the Board may be terminated for any or no reason by a vote of the stockholders holding at least a majority of the shares of the Company’s issued and outstanding shares entitled to vote. Your membership on a Board committee may be terminated for any or no reason by a majority of the Board at any time, for reasons allowed by the bylaws of the Company. You may also terminate your membership on the Board or on a committee for any or no reason by delivering your written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon the time specified therein or, if no time is specified, upon receipt of the notice of resignation by the Company. Upon the effective date of the termination or Resignation, your right to compensation hereunder will terminate subject to the Company’s obligations to pay you any compensation (including the vested portion of the RSUs) that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or Resignation. Any RSUs that have not vested as of the effective date of such termination or Resignation shall be forfeited and cancelled.

6. Governing Law. The validity and construction of this Agreement or of any of its terms or provisions shall be determined under the laws of the State of New York, regardless of any principles of conflicts of laws or choice of laws of any jurisdiction. The state courts of the State of New York and, if the jurisdictional prerequisites exist at the time, the United States District Court for the Southern District of New York, shall have sole and exclusive jurisdiction to hear and determine any dispute or controversy arising under or concerning this Agreement.

7. Entire Agreement; Amendment; Waiver; Counterparts. This Agreement supersedes all prior Agreements concerning the subject matter hereof, and this Agreement constitutes the entire agreement with respect to the subject matter hereof and all previous discussions, promises, representations, and understandings relating to the topics herein discussed are hereby merged into this Agreement.

8. Indemnification. The Company will provide you with director and officer liability insurance coverage to the extent provided to the directors of the Company generally.

Very Truly Yours,

/s/ Paul Galvin
Safe & Green Holdings Corp.
By:	Paul Galvin, CEO

Agreed and

Accepted:

/s/ Jill Anderson
Jill Anderson